Lind Capital Partners Municipal Credit Income Fund

LCPMX

(the “Fund”)

Supplement dated July 12, 2023, to the Prospectus and
Statement of Additional Information (“SAI”) dated May 1, 2023

__________________________________________

The following provides new information about the Fund’s minimum initial investment contained in the current Prospectus. Effective as of the date of this supplement, the Fund’s minimum initial investment will be $25,000. Please read it carefully along with the Fund’s Prospectus and SAI.

The following replaces, in its entirety, the “Minimum Initial Investment” sub-section of the “Information About the Fund’s Shares” section of the cover page of the Prospectus.

Minimum Initial Investment. Each investor must initially purchase a minimum of $25,000 of shares in the Fund.

The following replaces, in its entirety, the “Minimum Initial Investment” sub-section of the “How to Buy Shares” section in the Prospectus.

Minimum Initial Investment. Each investor must initially purchase a minimum of $25,000 of shares in the Fund. Purchases may be made directly from the Fund by contacting the transfer agent, by mail or bank wire. The Fund has also authorized certain institutions (including banks, trust companies, brokers, and investment advisers) to accept purchase and repurchase orders on its behalf and such institutions are authorized to designate intermediaries to accept purchase orders and repurchase orders on behalf of the Fund. Orders will be deemed to have been received when the Fund, an authorized broker, or broker-authorized designee receives the order, subject to the order being accepted by the Fund in good order. The orders will be priced at the Fund’s NAV next computed after the orders are received. The Fund may, at the Adviser’s sole discretion, accept accounts with less than the minimum investment amount.

__________________________________________

You should read this Supplement in conjunction with the Prospectus and SAI, which provide information that you should know about the Fund before investing and should be retained for future reference. These documents are available upon request and without charge by calling the Fund at 1-833-615-3031.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE